                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 1)


                           Darling International Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   237266-10-1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 21, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant
to which this Schedule is filed:                            [ ] Rule 13d-1(b)
                                                            [X] Rule 13d-1(c)
                                                            [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562

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                                  SCHEDULE 13G

CUSIP No. - 237266-10-1                                        Page 2 of 7 Pages
                                                                    --   --

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  MSD Capital, L.P., a Delaware limited partnership
                  74-2880190
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OR ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
     NUMBER OF
       SHARES                           0
    BENEFICIALLY           -----------------------------------------------------
      OWNED BY             6        SHARED VOTING POWER
        EACH
     REPORTING                          9,296,127
       PERSON              -----------------------------------------------------
        WITH               7        SOLE DISPOSITIVE POWER

                                        0
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                        9,296,127
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  9,296,127
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  14.9%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP No. - 237266-10-1                                       Page 3 of 7 Pages
                                                                   --   --

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  SOF Investments, L.P., a Delaware limited partnership
                  30-0090869
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) |X|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OR ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
     NUMBER OF
       SHARES                           0
    BENEFICIALLY           -----------------------------------------------------
      OWNED BY             6        SHARED VOTING POWER
        EACH
     REPORTING                          9,296,127
       PERSON              -----------------------------------------------------
        WITH               7        SOLE DISPOSITIVE POWER

                                        0
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                        9,296,127
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  9,296,127
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  14.9%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

CUSIP No. - 237266-10-1                                        Page 4 of 7 Pages
                                                                    --   --

Item 1(a)         Name of Issuer:

                  Darling International Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  251 O'Connor Ridge Blvd., Suite 300
                  Irving, Texas 75038

Item 2(a)         Names of Persons Filing:

                  MSD Capital, L.P.
                  SOF Investments, L.P.

Item 2(b)         Addresses of Principal Business Offices:

                  MSD Capital, L.P.
                  645 Fifth Avenue, 21st Floor
                  New York, New York 10022

                  SOF Investments, L.P.
                  645 Fifth Avenue, 21st Floor
                  New York, New York 10022

Item 2(c)         Citizenship:

                  MSD Capital, L.P. - Delaware
                  SOF Investments, L.P. - Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $0.01 per share

Item 2(e)         CUSIP Number:

                  237266-10-1

CUSIP No. - 237266-10-1                                        Page 5 of 7 Pages
                                                                    --   --

Item 3            Status of Persons Filing:

                  (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

                  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ]  Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  (a) As of October 24, 2003, SOF Investments, L.P., a Delaware limited partnership ("SOF"), was the record and beneficial owner of 9,296,127 shares (the "Shares") of Common Stock of Darling International Inc. MSD Capital, L.P., a Delaware limited partnership ("MSD"), is the general partner of SOF, and therefore may be deemed to be the indirect beneficial owner of the Shares. MSD Capital Management LLC is the general partner of MSD.

                  (b)      Percent of Class: 14.9%.

                  (c)      Number of shares as to which the person has:

                           (i)   sole power to vote or to direct the vote:

                                    0

                           (ii)  shared power to vote or to direct the vote:

                                    MSD Capital, L.P. - 9,296,127
                                    SOF Investments, L.P. - 9,296,127

                           (iii) sole power to dispose or to direct the
                                 disposition of:

                                    0

                           (iv) shared power to dispose or to direct the disposition of:

                                    MSD Capital, L.P. - 9,296,127
                                    SOF Investments, L.P. - 9,296,127

CUSIP No. - 237266-10-1                                        Page 6 of 7 Pages
                                                                    --   --

Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. - 237266-10-1                                        Page 7 of 7 Pages
                                                                    --   --


                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 24, 2003


                             MSD CAPITAL, L.P.

                             By: MSD Capital Management LLC, its general partner


                             By: /s/ Marc R. Lisker
                                 -----------------------------------------------
                                 Marc R. Lisker
                                 General Counsel


                             SOF INVESTMENTS, L.P.

                             By: MSD Capital, L.P., its general partner


                             By: /s/ Marc R. Lisker
                                 -----------------------------------------------
                                 Marc R. Lisker
                                 General Counsel